Exhibit 4.5

CLINICAL RESEARCH CONSULTING AGREEMENT


THIS CLITICAL RESEARCH AGREEMENT is made effective this 6th day of 2003 by and;

BETWEEN:

WOO-KYUNG SEO, 403-909, 4th Block, Tanhyun Village, Tanhyun-Dong, Ilsan-Ku, Koyang-City, Kyeonggi-Do, Korea (hereinafter referred to as "CONSULTANT")
AND:

MERIDIAN CO., LTD., of 9Fl., Seoil Bldg. 222, Jamsilbon-dong, Songpa-gu Seoul, Republic of Korea (hereinafter referred to as "MERIDIAN")

WHEREAS:

A. MERIDIAN is engaged in the research, development, manufacturing and sales of medical devices mainly for the Oriental and Natural/Alternative Medicine;

B. CONSULTANT is a medical professional providing clinical research services in the North American regulatory standard; and

C. MERIDIAN considers it to be in its best interest to engage CONSULTANT to receive clinical research consulting services for its products in North America on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESS THAT the parties mutually agree as follows:

A.  ENGAGEMENT

1.3 Subject to the terms and conditions hereof, MERIDIAN hereby engages CONSULTANT to receive the clinical research services set out in Section 2 hereof (the "Services").

1.4 CONSULTANT's obligation to perform the Services shall commence following the completion of the list of the Services, and will continue from the Effective Date until terminated in accordance with Article 4 hereof (the "Term").

B.  SERVICES

2.1 Conduct the medical research on every products of MERIDIAN, which is acceptable in the US medical industry.

2.2 Prepare the appropriate research results for the Meridian Products to meet the FDA standard.

2.3 Examine the products for FDA regulations (510(k)), Pre-market Approval, Investigation Device Exemption.

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C.  CONSIDERATION

3.1 In consideration for the Services, MERIDIAN shall pay CONSULTANT $48,000 US or number of the MERIDIAN's common shares equivalent to the value of $48,000 US ($0.16 US per share).

D.  EXPENSES AND COSTS

4.1 All expenses related the Services shall be included in the payment set out in Section 3.

E.  TERMINATION AND RENEWAL

5.1 This agreement may be terminated by MERIDIAN upon the occurrence of any default by CONSULTANT by giving written notice to CONSULTANT by giving written notice to CONSULTANT specifying the nature of the default. A default will be defined as the occurrence of any one ore more of the following:

i. CONSULTANT fails to perform any of the Services in the manner or within the time required herein or commits or permits a breach of or default in any of CONSULTANT's covenants, duties or obligations hereunder; or

ii. MERIDIAN acting reasonably determines that CONSULTANT or any of its principals, directors, officers, agents or employees has acted, is acting or is likely to act in a manner detrimental to MERIDIAN or has violated the confidentiality of any information as provided for in this agreement.

5.2 This agreement may be renewed for consecutive one year terms, on an annual basis, as agreed to by both parties at the end of the Term.

F.  CONFIDENTIALITY

6.1 All reports, documents, concepts and products together with any business contracts or any business opportunities prepared, produced, developed or acquired by CONSULTANT, directly or indirectly, in connection with CONSULTANT performing the Services (collectively, the "Work Product") will belong exclusively to MERIDIAN which will be entitled to all rights, interest, profits or benefits in respect thereof.

6.2 No copies, summaries or other reproductions of any Work Product shall be made by CONSULTANT without the express permission of MERIDIAN, provided that CONSULTANT is given permission to maintain one copy of the Work Product for its own use.

6.3 CONSULTANT will not disclose any information, documents or Work Product which is developed by CONSULTANT or to which CONSULTANT may have access by virtue of its performance of the Services to any person not expressly authorized by MERIDIAN for that purpose. CONSULTANT will comply with such directions as MERIDIAN may make to ensure the safeguarding or confidentiality of all such information, documents and Work Product.


G.  LAW

7.1 This agreement shall be governed by and construed in accordance with the laws of the Republic of Korea and the parties hereby irrevocably attorney to the courts of such country.

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IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.



WOO-KYUNG SEO



     /S/ WOO-KYUNG SEO                                         FEBRUARY 6TH 2004
     ______________________________________________            _________________
     WOO-KYUNG SEO                                                          Date





MERIDIAN CO., LTD.,


             /S/Hyeon Seong Myeong                             FEBRUARY 6TH 2004
By:  ______________________________________________            _________________
           Hyeon Seong Myeong, CEO/President                                Date

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